Exhibit 11

POWER OF ATTORNEY

THRC Management, LLC (“THRC”), incorporated and existing under the laws of Texas, with filing number 801392573, having its registered address at 16858 IH 20, Cisco, Texas 76437, represented by Dan Wilks, Manager, hereby authorizes Matt Wilks to represent THRC to execute and file on THRC’s behalf all SEC forms (including any amendments thereto) that THRC may be required to file with the United States Securities and Exchange Commission and any other actions in connection with the above, as a result of THRC’s position with, or ownership of, or transactions in securities by or on behalf of THRC or its subsidiary THRC Holdings, L.P. with Flotek Industries, Inc. The authority of such individual under this Statement shall continue for as long as THRC is required to file such forms, unless earlier terminated by my delivery of a written revocation of this authorization to THRC.

I hereby acknowledge that such individual is not assuming any of THRC’s responsibilities to comply with any of the requirements of the Securities Exchange Act of 1934, as amended.

Dated: February 14, 2022

THRC Management, LLC

By:	/s/ Dan Wilks
Name: Dan Wilks
Title: Manager